Exhibit 10ggg

                      FORM OF EXECUTIVE SEVERANCE AGREEMENT

         THIS AGREEMENT is made and entered into as of the ____ day of ______________, 20____, by and between BellSouth Corporation, a Georgia corporation (the "Company"), and [ NAME ] (the "Executive").


         Reasons for This Agreement. The Company recognizes the valuable services that the Executive has rendered and continues to render to the Company and its Affiliated Companies. On behalf of itself, its Affiliated Companies and its shareholders, the Company desires to encourage the Executive's continued service and dedication in the performance of the Executive's duties and attention to the business and affairs of the Company and its Affiliated Companies, notwithstanding the possibility, threat or occurrence of a change in control. The Company believes that it is in the best interests of the Company and its shareholders to minimize the distractions, risks and uncertainties for the Executive which may be expected to arise in connection with a change in control by providing assurances to the Executive that the Executive will not be materially disadvantaged by a change in control. Effective as of the date first set forth above, this Agreement replaces in its entirety the Executive Severance Agreement between the Company and the Executive having an expiration date of January 1, 2006.

         Agreement. In consideration of the Executive's continued service to the Employer, the covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows:

I.       Definitions.

         For purposes of this Agreement, the following terms shall have the meanings specified below:

         (a) "Affiliated Companies" shall mean all of the Company's subsidiaries, divisions, and other affiliated companies or entities.

         (b) "Base Salary" shall mean the gross annual base salary payable to the Executive including the amount of any before-tax and after-tax contributions made by the Executive from such salary to or under any Code Section 125 plan, to or under any Code Section 401(k) plan, such as the BellSouth Retirement Savings Plan or other plan(s) sponsored by the Company or an Affiliated Company, or a successor to any such plan, and the amount of any other deferrals of such salary under any nonqualified deferred compensation plans or arrangements maintained by the Company or an Affiliated Company.

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         (c) "Board" or "Board of Directors" shall mean the Board of Directors of the Company.

         (d) "Cause" shall mean the Executive's willfully engaging in conduct that is demonstrably and materially injurious to the Company. For purposes of this subsection I(d), no act, or failure to act, on the part of the Executive shall be deemed "willful" unless committed by the Executive in bad faith and without reasonable belief that such action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a certificate of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board of Directors, at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's legal counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive has engaged in the conduct set forth in this subsection I(d) and specifying the particulars thereof in detail.

         (e) "Change in Control" shall have the meaning set forth in Exhibit A hereto.

         (f) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (g) "Confidential Information" shall mean information, whether generated internally or externally, whether in written, oral, digital, electronic or any other form or format, relating to the Company's or Affiliated Companies' businesses that derives economic value, actual or potential, from not being generally known to other persons and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, including, but not limited to, studies and analyses, technical or nontechnical data, programs, patterns, compilations, devices, methods, models (including cost and /or pricing models and operating models), techniques, drawings, processes, employee compensation data, financial data (including marketing information and strategies and personnel data), lists of actual or potential customers or suppliers, and information relating to regulatory and business policies, plans, and strategies. After the period of three (3) years following termination of Executive's employment with the Employer, for purposes of this Agreement, Confidential Information shall be defined only as information meeting the criteria set forth above that remains a trade secret under applicable law.

         (h) "Disability" shall mean an illness, injury or other incapacity which qualifies the Executive for long-term disability benefits under the principal management long-term disability plan of the Employer.

         (i) "Employer" shall mean the Company or the Affiliated Company that employs the Executive.

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         (j) "Excise Tax" shall have the meaning ascribed to such term in subsection VII(a) of this Agreement.

         (k) "Excluded Termination" shall have the meaning ascribed to such term in subsection X(c)(ii) of this Agreement.

         (l) "Good Reason" shall mean the occurrence after a Change in Control, without the Executive's express written consent, of any of the following circumstances:

                  (i) the assignment to the Executive of duties inconsistent with the Executive's status or responsibilities as in effect immediately prior to a Change in Control, including imposition of business travel obligations which differ materially from business travel obligations immediately prior to the Change in Control;

                  (ii) diminution in the status or responsibilities of the Executive's position from that which existed immediately prior to the Change in Control, whether by reason of the Company ceasing to be a public company, becoming a subsidiary of a successor public company, or otherwise;

                  (iii) a reduction in the Executive's annual base salary as in effect immediately before the Change in Control or the failure to pay a bonus award to which the Executive is otherwise entitled under any of the short-term or long-term incentive plans in which the Executive participates (or any successor incentive compensation plans) at the time such awards are usually paid;

                  (iv) a change in the principal place of the Executive's employment, as in effect immediately prior to the Change in Control, to a location more than thirty-five (35) miles distant from the location of such principal place at such time;

                  (v) the failure by the Company to continue in effect any bonus, incentive compensation, or stock option plan in which the Executive participates immediately prior to the Change in Control, unless an equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided to the Executive, or the failure by the Company to continue the Executive's participation in any such bonus, incentive compensation or stock option plan on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the time of the Change in Control;

                  (vi) (A) except as required by law, the failure by the Company to continue to provide to the Executive benefits substantially equivalent, in the aggregate, to those enjoyed by the Executive under the qualified and nonqualified employee pension and welfare benefit plans of the Company and the Employer,

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         including, without limitation, any pension, life insurance, medical, dental, health and accident, disability, retirement or savings plans in which the Executive was eligible to participate immediately prior to the Change in Control; (B)the taking of any action by the Company which would directly or indirectly materially reduce or deprive the Executive of the perquisites enjoyed by the Executive immediately prior to the Change in Control (including Company or Employer-paid and/or reimbursed club memberships, financial counseling fees and the like); or (C) a reduction in the number of paid vacation days, or the policies and practices for taking such days, applicable to the Executive as in effect immediately prior to the Change in Control;

                  (vii) the failure of the Company or any successor to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement, as contemplated in subsection IX(a); or

                  (viii) any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subsection II(b). For purposes of this Agreement, no such purported termination shall be effective except as constituting Good Reason.

         The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

         (m) "Gross-Up Payment" shall have the meaning ascribed to such term in subsection VII(a) of this Agreement.

         (n) "Notice of Termination" shall have the meaning ascribed to such term in subsection II(b) of this Agreement.

         (o) "Payments" shall have the meaning ascribed to such term in subsection VII(a) of this Agreement.

         (p) "Post-Transaction Employer" shall have the meaning ascribed to such term in subsection X(c)(ii) of this Agreement.

         (q) "Potential Change in Control" shall mean:

                  (i) the Company (or an Affiliated Company) enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                  (ii) an individual or entity, or a group or groups of individuals or entities, acquires rights, whether pursuant to an agreement with the Company (or an Affiliated Company) or otherwise, the exercise of which would result in the occurrence of a Change in Control;

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                  (iii) an individual or entity (including the Company), or a group or groups of individuals or entities, publicly announces an intention to take or to consider taking action(s) which, if taken, would result in the occurrence of a Change in Control; or

                  (iv) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

         (r) "Retirement" shall mean the Executive's voluntary termination of employment with the Employer, other than for Good Reason, and in accordance with the retirement policy generally applicable to its employees or in accordance with any outstanding or contemporaneous retirement arrangement established with respect to the Executive.

         (s) "Short-Term Incentive Plan" or "STIP" shall mean the plan, program or arrangement under which the Executive is eligible to receive annual cash bonuses.

         (t) "Subsidiary" shall mean any corporation of which fifty percent (50%) or more of the total combined voting power of all classes of stock is owned directly or indirectly by the Company and any joint venture, partnership or limited liability company (or other similar entity) of which fifty percent (50%) or more of the capital or profits interest is owned directly or indirectly by the Company.

         (u) "Tax Counsel" shall have the meaning ascribed to such term in subsection VII(b) of this Agreement.

         (v) "Termination" shall have the meaning ascribed to such term in subsection II(a) of this Agreement.

         (w) "Termination Date" shall mean:

                  (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period); and

                  (ii) if the Executive's employment is terminated for Cause or Good Reason or for any reason other than death or Disability, the date specified in the Notice of Termination (which in the case of a termination for Cause shall not be less than thirty (30) days and in the case of a termination for Good Reason shall not be less than thirty
         (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

         (x) "Tier 1 Officer" shall mean the following officers of the Company as of the occurrence of a Change in Control: the chief executive officer, the chief operations

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officer, the chief financial officer, the chief legal officer, the senior officer having primary responsibility for strategic planning and the senior officer having primary responsibility for mergers and acquisitions or other officer who is otherwise identified by the Board of Directors (or a Committee thereof) as a Tier 1 Officer; provided, that if the Executive was a "Tier I Officer" under a predecessor Executive Severance Agreement and is in compensation Band A (or successor compensation level) or higher at the time of a Change in Control, then the Executive shall be a Tier 1 Officer for purposes of this Agreement.

         (y) "Tier 2 Officer" shall mean any officer of the Company or of a Subsidiary, elected by the Board of Directors, who, as of the occurrence of a Change in Control, is assigned to the Company's officer compensation Bands BB or A or higher (or successor compensation level), or who is otherwise identified by the Board of Directors (or a Committee thereof) as a Tier 2 Officer, and who is not a Tier 1 Officer.

         (z) "Tier 3 Officer" shall mean any officer of the Company or of a Subsidiary, elected by the Board of Directors, who, as of the occurrence of a Change in Control, is assigned to the Company's officer compensation Band B (or successor compensation level), or who is otherwise identified by the Board of Directors (or a Committee thereof) as a Tier 3 Officer, and who is not a Tier 1 Officer or a Tier 2 Officer.

         (aa) "Transaction" shall have the meaning ascribed to such term in subsection X(c)(ii) of this Agreement.

II.      Termination of Employment Following Change in Control.

         (a)      Entitlement to Benefits.

                  (i) If at the time a Change in Control occurs the Executive is either a Tier 1 Officer or a Tier 2 Officer or a Tier 3 Officer, the Executive shall be entitled to the benefits provided in Section III hereof upon the subsequent termination of his employment with the Employer (or its successor) within two (2) years after the occurrence of the Change in Control, unless such termination is (i) a result of the Executive's death or Retirement, (ii) for Cause, (iii) a result of the Executive's Disability, or (iv) by the Executive other than for Good Reason. Such termination of the Executive's employment which is not as a result of the Executive's death, Retirement or Disability and
         (x) if by the Employer, is not for Cause, or (y) if by the Executive, is for Good Reason, shall be referred to hereinafter as a "Termination."

                  (ii) If, within two (2) years after the occurrence of a Change in Control, such Executive's employment shall be terminated for Cause, by the Executive for other than Good Reason, or by reason of the Executive's death, Disability or Retirement, the Company shall pay the Executive his full base salary

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         through the Termination Date at the rate in effect at the time Notice of Termination is given and shall pay any amounts to be paid to the Executive pursuant to any other compensation plans, programs or employment agreements then in effect, and the Company shall have no further obligations to the Executive under this Agreement.

         (b) Notice of Termination. Any termination of the Executive's employment, within two (2) years after the occurrence of a Change in Control, by the Employer or by the Executive, shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (c) Potential Change in Control. If, after a Potential Change in Control has occurred, the Executive's employment with the Employer employing the Executive is terminated under circumstances which would constitute a Termination if a Change in Control had occurred, and such termination was at the request of a party who has taken steps to effect a Change in Control or who is otherwise involved in the Potential Change in Control, or was otherwise caused by the Potential Change in Control, then for all purposes of this Agreement, (i) a Change in Control shall be deemed to have occurred at the time such Potential Change in Control occurred, and (ii) such termination shall be deemed to have been a Termination (if such termination would have constituted a Termination had it followed an actual Change in Control). Notwithstanding the foregoing, the two
(2) year period described in the first sentence of subsection II(a) of the Agreement shall not commence upon any such deemed Change in Control.

III.     Compensation Upon Termination of Employment Following Change in
         Control.

         Upon a Termination of the Executive's employment, then, upon execution, delivery and non-revocation by the Executive of the Waiver and Release of Claims attached hereto as Exhibit B, the Executive shall be entitled to the following benefits:

         (a) Severance Payment. The Company shall pay to the Executive as a severance allowance, no later than the second business day following the date on which the Waiver and Release of Claims becomes irrevocable, a lump sum cash payment equal to the applicable percentage of the sum of (1) the Executive's Base Salary (x) in effect immediately before the Termination Date or (y) in effect immediately before the Change in Control, whichever is greater, plus (2) the amount of the standard or target award applicable to the Executive under the STIP (x) for the year in which the Termination Date occurs or (y) for the year in which the Change in Control occurs, whichever is greater. The "applicable percentage" as used in the preceding sentence shall be (i) 300%, if immediately before the Termination Date the Executive was a Tier 1 Officer, (ii) 250%, if immediately before the Change in Control the Executive was a Tier 2 Officer, and

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(iii) 200%, if immediately before the Change in Control the Executive was a Tier
3 Officer.

         (b) Short Term Award. The Company shall pay the Executive, no later than the second business day following the date on which the Waiver and Release of Claims becomes irrevocable, a lump sum cash payment equal to the amount of the standard or target award applicable to the Executive under the STIP for the year in which the Termination occurs, multiplied by the greater of (i) one hundred percent (100%), or (ii) the percentage which would be payable under the STIP based on actual performance results as of the most recently completed calendar quarter, in either case pro rated to the Termination Date. Such amount shall offset (dollar for dollar) any obligation the Company or any Affiliated Company may have under the STIP to the Executive, but the Executive shall in no event be required to repay any such amount should, for example, it exceed the amount to which the Executive would otherwise have become entitled under the STIP.

         (c) Vesting of Executive Benefits. All benefits of the Executive under nonqualified deferred compensation plans and agreements (including without limitation the BellSouth Corporation Deferred Compensation Plan, the BellSouth Corporation Deferred Income Plan, the BellSouth Corporation Officer Compensation Deferral Plan, the BellSouth Corporation Compensation Deferral Plan, and the successor(s) to any such plan(s)), nonqualified supplemental retirement and excess benefit plans (including without limitation the BellSouth Corporation Supplemental Executive Retirement Plan and the nonqualified excess benefit plan described in the BellSouth Personal Retirement Account Pension Plan, and the successor(s) to any such plan(s)), and life insurance plans or arrangements available only to executives or senior management (including without limitation the BellSouth Corporation Executive Life Insurance Plan, the BellSouth Split-Dollar Life Insurance Plan and the BellSouth Supplemental Life Insurance Plan, and the successor(s) to any such plan(s)), in which the Executive is a participant or to which the Executive is a party, shall be immediately vested and all benefits and rights earned or accrued under such plans and agreements through the Termination Date shall thereafter be nonforfeitable. Without limiting the generality of the foregoing, all such benefits shall no longer be subject to any reduction or forfeiture under, for example, any requirement, provision or restriction in any plan or agreement regarding competition with BellSouth or any Affiliated Company, recalculation of benefits as a result of changes in the law (or interpretations thereof), or the continued performance of services to the Company or Affiliated Companies. If the Executive is described in Section 4.4(a)(i)(B)(4) of the BellSouth Corporation Supplemental Executive Retirement Plan, which provides service credit under that plan for service with a former affiliate of the Company, or comparable provision of any successor plan, the Executive's benefit under such plan shall be calculated as if his credit for service with a former affiliate has been fully earned under such provision prior to the Termination.

         (d) Outplacement Services. The Company shall make available to the Executive, at the Company's expense, outplacement services, the scope and provider of

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which shall be selected by the Executive. The maximum amount for which the
Company shall be responsible under this subsection III(d) shall be (i)$30,000, if immediately before the Change in Control the Executive was a Tier 1 Officer,
(ii) $25,000, if immediately before the Change in Control the Executive was a Tier 2 Officer, and (iii) $20,000, if immediately before the Change in Control the Executive was a Tier 3 Officer.

         (e) No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section III, nor shall the amount of any payment or benefit provided for in this Section III be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement or other benefits received after the Termination Date or otherwise. The Company's obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any Affiliated Company may have against the Executive or other parties.

         (f) Effect of Actions Constituting Good Reason. Any action taken by the Company or any of Affiliated Company that (i) forms a basis of the Executive's termination of employment for Good Reason or (ii) is taken following the provision of a Notice of Termination and would constitute Good Reason shall be disregarded in calculating the payments and benefits to be provided pursuant to this Section III.

         (g) Effect of Section 409A of the Code. Notwithstanding any provision of this Section III to the contrary, if (i) the Executive is a "specified employee" for purposes of Section 409A of the Code and the regulations thereunder and (ii) Section 409A of the Code and the regulations thereunder require that any payment be deferred in order to avoid application of the excise tax provided by Section 409A(a)(1)(B) of the Code, then any such payment shall be deferred for six months from the date of termination (or such later date to avoid such excise tax).

IV.      BellSouth Corporation Stock Plans.

         Upon a Change in Control:

         (a) all nonqualified stock options, incentive stock options and stock appreciation rights previously granted to the Executive under the BellSouth Corporation Stock Option Plan and the BellSouth Corporation Stock Plan which are not already vested, shall be vested and immediately exercisable (subject to the otherwise applicable terms of such plans and related option agreements);

         (b) all nonqualified stock options, incentive stock options and stock appreciation rights granted to the Executive under any other plan(s) (including without limitation the BellSouth Corporation Stock and Incentive Compensation Plan, or any successor plan) shall be subject to the terms and conditions as are set forth in the plan(s) and grant agreements with respect to such grants; and

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         (c) all performance shares, shares of restricted stock or other equity awards granted to the Executive under any of the foregoing (or other) plan(s) shall be subject to the terms and conditions as are set forth in the plan(s) and grant agreements with respect to such grants.

         Provided, that in the event that the Executive's employment is terminated for Good Reason under this Agreement, the Executive's employment will also be deemed to have terminated for Good Reason under any plan or grant agreement referred to in either clause (b) or (c) above (without regard to the actual definition of "Good Reason" set forth therein). If any grant agreement referred to in this Section IV makes reference to a predecessor executive severance agreement and terms thereof, such reference shall be deemed to include this Agreement and corresponding or comparable terms of this Agreement (and any successor executive severance agreement).

V.       Legal Fees and Expenses.

         The Company shall pay to the Executive all reasonable legal fees and expenses as and when incurred by the Executive in contesting or disputing any termination or in seeking to obtain or enforce any right or benefit provided by this Agreement, regardless of the outcome, unless in the case of a legal action brought by or in the name of the Executive, a final determination is made by a court of competent jurisdiction that such action was not brought by the Executive in good faith.

VI.      Interest.

         If the Company fails to make, or cause to be made, any payment provided for herein by the date on which the payment is due, the Company shall make such payment together with interest thereon. The interest shall accrue and be compounded monthly. The interest rate shall be a per annum rate equal to 120 percent of the prime rate as reported by The Wall Street Journal for the first business day of each month, effective for the ensuing month. The interest rate shall be adjusted at the beginning of each month.

VII.     Gross-Up For Excise Taxes.

         (a) Gross-Up Payments. In the event that any payment or the value of any benefit received or to be received by the Executive in connection with the Executive's Termination or contingent upon a Change in Control, whether received or to be received pursuant to the terms of this Agreement or of any other plan, arrangement or agreement (the "Payments"), would be subject to the excise tax imposed by Code Section 4999 or any comparable federal, state or local excise tax (such excise taxes, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), as determined as provided below, the Company shall pay to or for the benefit of the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax on the Payments and any

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federal, state and local income tax and Excise Tax upon the payment provided for by this Section VII, and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total value of the Payments. The intent of the parties is that the Company shall be solely responsible for and shall pay any Excise Tax on any Payments and the Gross-Up Payment and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payments as well as any loss of deduction caused by the Gross-Up Payment.

         Notwithstanding the immediately preceding paragraph, in the event that a reduction to the Payments in respect of the Executive of 5% or less, but in no event in excess of $500,000, would cause no Excise Tax to be payable, the Executive will not be entitled to a Gross-Up Payment and the Payments shall be reduced to the extent necessary so that the Payments shall not be subject to the Excise Tax. Unless the Executive shall have given prior written notice to the Company specifying a different order by which to effectuate the foregoing, the Company shall reduce or eliminate the Payments (x) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation Section 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change in Control. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

         (b) Determinations Regarding Gross-Up Payments. All determinations required to be made under this Section VII, including without limitation whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by tax counsel selected by the Company and reasonably acceptable to the Executive ("Tax Counsel"). The Company shall instruct the Tax Counsel to timely provide the data required by this Section VII to the Executive. All fees and expenses of the Tax Counsel shall be paid solely by the Company. Any Excise Tax as determined pursuant to this subsection VII(b) shall be paid by the Company to the Internal Revenue Service or other appropriate taxing authority on the Executive's behalf promptly after receipt of the Tax Counsel's determination. If the Tax Counsel determines that there is substantial authority, within the meaning of Section 6662 of the Code (or appropriate authority under any successor provisions), that no Excise Tax is payable by the Executive, the Tax Counsel shall furnish the Executive with a written opinion that failure to disclose or report the Excise Tax on the Executive's federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or similar penalty. Any determination by the Tax Counsel shall be binding upon the Company, absent manifest error.

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         (c) Overpayments, Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Tax Counsel hereunder it is possible that Gross-Up Payments not made by the Company should have been made ("underpayments"), or that Gross-Up Payments will have been made by the Company which should not have been made ("overpayments"). In either such event, the Tax Counsel shall determine the amount of the underpayment or overpayment that has occurred. In the case of an underpayment, the amount of such underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such overpayment; provided, however, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section VII, which is to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an overpayment may result in the Executive repaying to the Company an amount which is less than the overpayment.

VIII.    Executive Covenants.

         The Executive agrees to protect Confidential Information from misuse or unauthorized disclosure. In addition to complying with all applicable laws governing trade secret and confidential information disclosure, the Executive will not use, except in connection with work for the Company or Affiliated Companies, or threaten to use, or disclose, communicate or give others access to (orally, in writing, electronically or digitally) or threaten to disclose, communicate or give others access to any Confidential Information. The Executive acknowledges that any use of, disclosure or other misappropriation of Confidential Information inconsistent with the terms of this Agreement (including without limitation acceptance by the Executive of a position in which the inevitability of such use, disclosure or misappropriation is reasonably anticipated) would result in material and irreparable damage and injury to the Company or Affiliated Companies.

IX. Successors; Enforcement; Dispute Resolution.

         (a) Obligations of Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive had terminated employment for Good Reason following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, the "Company" shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (b) Enforceable by Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees (the "Beneficiaries"). In the event of the death of the Executive while any amount would still be payable hereunder if such death had not occurred, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's Beneficiaries.

         (c) Governing Law. Except as otherwise expressly provided herein, this Agreement and the rights and obligations hereunder shall be construed and enforced in accordance with the laws of the State of Georgia.

         (d) Dispute Resolution. The parties agree to attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement by mediation in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes. If the matter has not been resolved pursuant to the aforesaid mediation procedure within 60 days of the commencement of such procedure (which period may be extended by mutual agreement), the entire controversy and all claims arising out of or related to this Agreement shall be resolved by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Atlanta, Georgia, unless otherwise agreed upon. The arbitrator is not empowered to award punitive or other damages that are in excess of actual, contractual damages.

X.       General Provisions.

         (a) Term of Agreement. This Agreement shall become effective on the date hereof and shall continue in effect until the earliest of (a) January 1, 2009, if no Change in Control or Potential Change in Control has occurred before that date or, if as of such date a Potential Change in Control shall have occurred, the earliest date thereafter on which the threat of such Potential Change in Control becoming a Change in Control is eliminated; (b) the termination of the Executive's employment with an Employer for any reason prior to a Potential Change in Control; (c) the termination of the Executive's employment with an Employer, other than as described in subsection II(c), prior to a Change in Control; (d) an Employer's termination of the Executive's employment for

Cause, or the Executive's resignation for other than Good Reason, or the Executive's termination pursuant to subsection X(c)(ii), in each case following a Change in Control. Notwithstanding the foregoing, commencing on January 1, 2009 (or such later expiration date prescribed by clause (a) of the preceding sentence), and on the third anniversary of such date, and successive third anniversaries thereafter, the expiration date prescribed by clause (a) of the preceding sentence shall automatically be extended for an additional three
(3) years unless, not later than one hundred eighty (180) days prior to a date on which this Agreement would otherwise automatically be extended, one of the parties hereto shall have given notice to the other party that it (or he or she) does not wish to extend the term of this Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement shall in no event terminate following a Change in Control until both the Company and the Executive have fulfilled, or have had satisfied, all of their rights, obligations and liabilities under this Agreement.

         (b) Amendment. No amendment or modification to this Agreement shall be effective unless in writing and signed by both the Company and the Executive.

         (c) Disposition of Employer.

                  (i) The terms of this Agreement shall expire if the Employer or its assets are sold, divested or otherwise disposed of to an unaffiliated third-party prior to a Change in Control (and in a transaction which is not a Change in Control) unless, after such sale or other disposition, the Executive continues in employment with the Employer (in the case of an asset sale) or the Company or a Subsidiary (other than the Employer) (in the case of a stock sale).

                  (ii) If, following a Change in Control, the Employer or its assets are sold, divested or otherwise disposed of to an unaffiliated third party (such event, a "Transaction"), then a termination of the Executive's employment shall be deemed not to have occurred for purposes of this Agreement, and (notwithstanding the rights provided to the Executive by Section III) the Executive shall not be entitled to benefits set forth therein as a result of the Transaction if (i) the Executive is offered continued employment, or continues in employment, with the Employer or the purchaser of the stock or assets of the Employer (or part thereof), or one of their respective affiliates (the "Post-Transaction Employer"), as the case may be, on terms and conditions that would not constitute Good Reason and (ii) the Company obtains an agreement from the acquiror of the stock or assets of the Employer (or part thereof), enforceable by the Executive, to provide or cause the Post-Transaction Employer to provide severance pay and benefits, if the Executive accepts the offered employment or continues in employment with the Post-Transaction Employer or its affiliates following the Transaction, (A) at least equal to the benefits set forth in Section III and (B) payable upon a termination of the Executive's employment with the Post-Transaction Employer and its affiliates within such portion of the two-year period described in subsection II(a) as is then remaining and under the same circumstances set forth in subsection II(a). For purposes of this subsection X(c)(ii), the terms "Cause" and "Good Reason" shall have the meanings ascribed to them in subsections I(d) and I(l) respectively, but (x) clause (vii) of the term "Good Reason" shall no longer apply,
         (y) the term "Company" as it is used in those subsections shall be deemed to refer to the entity employing the Executive after the Transaction or, if applicable, the ultimate parent corporation of such entity, and (z) the term "Board of Directors" or "Board" as used in those subsections shall refer to the body serving the function of a board of directors for such entity or, if applicable, the ultimate parent corporation of such entity.

         A termination of employment described in this subsection X(c)(ii) is herein referred to as an "Excluded Termination." In the circumstances described in this subsection X(c)(ii), the Executive shall not be entitled to receive the benefits set forth in Section III of this Agreement whether or not the Executive accepts the offered employment or continues in employment. The provisions of this subsection X(c)(ii) do not create any entitlement to severance benefits from the Company and its Subsidiaries in any circumstances whatsoever and are to be construed solely as a limitation on such entitlement in the circumstances herein set forth.

         (d) Withholding. All payments made hereunder shall be reduced by any applicable federal, state, or local withholding or other taxes or charges as may be required by applicable law.

         (e) Nonduplication. If the Executive who becomes entitled to the benefits described in Section III shall also be entitled to severance pay or enhanced benefits, or both, under the terms of a contract or arrangement (other than a benefit plan or arrangement generally applicable to executives), the Executive shall be entitled to the benefits under Section III only if the Executive waives and relinquishes all rights to all such payments and benefits under such other contract or arrangement.

         (f) Notices. All notices provided for in this Agreement shall be in writing. Notices to the Company shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to Room 19A01, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610, Attention:
Corporate Secretary. Notices to the Executive shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to the last address for the Executive shown on the records of the Company. Either the Company or the Executive may, by notice to the other, designate an address other than the foregoing for the receipt of subsequent notices.

         (g) Waivers. No waiver of any provision of this Agreement shall be valid unless approved in writing by the party giving such waiver. No waiver of a breach under any provision of this Agreement shall be deemed to be a waiver of such provision or any other provision of this Agreement or any subsequent breach. No failure on the part of either the Company or the Executive to exercise, and no delay in exercising, any right or remedy conferred by law or this Agreement shall operate as a waiver of such right or remedy, and no exercise or waiver, in whole or in part, of any right or remedy conferred by law or herein shall operate as a waiver of any other right or remedy.

         (h) Severability. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under this Agreement shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under this Agreement, and if the making of any payment in full or the provision of any other benefit required under this Agreement in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under this Agreement.

         (i) Agents. The Company may make arrangements to cause any agent or other party, including an Affiliated Company, to make any payment or to provide any benefit that the Company is required to make or to provide hereunder; provided, that no such arrangement shall relieve or discharge the Company of its obligations hereunder except to the extent that such payments or benefits are actually made or provided.

         (j) Headings. The headings of the various sections and subsections of this Agreement are solely for convenience and shall not be relied upon in construing the provisions of the Agreement. Any reference to a section or subsection shall refer to a section or subsection of the Agreement unless specified otherwise.

         (k) Gender and Number. Any use of gender in this Agreement will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

         (l) Entire Agreement. This Agreement contains the entire agreement between the parties and no statements, promises or inducements made by any party hereto, or agents of either party, which are not contained in this Agreement shall be valid or binding; provided, however, that except as expressly provided herein the matters dealt with herein supersede previous written agreements between the parties on the same subject matters only to the extent such previous provisions are inconsistent with this Agreement and other provisions in written agreements between the parties not inconsistent with this Agreement are not affected.

         (m) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single instrument.

         (n) Employment. Except in the event of a Change in Control and, thereafter, only as specifically set forth in this Agreement, nothing in this Agreement shall be construed to (i) limit in any way the right of the Employer to terminate the Executive's employment at any time for any reason or for no reason; or (ii) be evidence of any agreement or understanding, expressed or implied, that the Employer will employ the Executive in any particular position, on any particular terms or at any particular rate remuneration.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


EXECUTIVE:                                           BELLSOUTH CORPORATION



_____________________________            By:   _______________________________
[NAME]                                  Title:  Vice President - Human Resources

                                    Exhibit A

                        DEFINITION OF "CHANGE IN CONTROL"

"Change in Control" means the occurrence of any of the following:

         (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than twenty-five percent (25%) of (i) the then-outstanding Shares or (ii) the combined voting power of the Company's then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a "Related Entity"), (ii) the Company or any Related Entity, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

         (b) The individuals who, as of the effective date of the Agreement, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as hereinafter defined), the board of directors of (i) the corporation resulting from such Merger (the "Surviving Corporation"), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a "Parent Corporation") or (ii) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that, if the election, or nomination for election by the Company's common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Agreement, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

         (c) The consummation of:

                  (i) A merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a "Merger"), unless such Merger is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a Merger in which:

                           (A) the shareholders of the Company immediately
before such Merger own directly or indirectly immediately following such Merger at least sixty percent (60%) of the combined voting power of the outstanding voting securities of (1) the Surviving Corporation, if there is no Parent Corporation or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

                           (B) the individuals who were members of the Incumbent
Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

                           (C)      no Person other than (1) the Company or
another corporation that is a party to the agreement of Merger, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of twenty-five percent (25%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that any Person described in clause (4) of this subsection (C) may not, immediately following the Merger, Beneficially Own more than thirty percent (30%) of the combined voting power of the outstanding voting securities of the Surviving Corporation or the Parent Corporation, as applicable, for the Merger to constitute a Non-Control Transaction;

                  (ii) A complete liquidation or dissolution of the Company; or

                  (iii) The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Company's shareholders of the stock of a Related Entity or any other assets).

         Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
581411v3

                                    Exhibit B

                          WAIVER AND RELEASE OF CLAIMS

         1. General Release. In consideration of the payments and benefits provided and to be provided to ____________________ (the "Executive") under the Executive Severance Agreement to which the Executive and BellSouth Corporation (the "Company") are parties (the "Executive Severance Agreement"), the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the "Company Affiliated Group"), their present and former officers, directors, executives, agents, attorneys, shareholders, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the "Company Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity (an "Action"), including, without limitation, any and all Actions (i) arising out of or in any way connected with the Executive's service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments,
(iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 ("ERISA"), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 ("Title VII"), the Americans with Disabilities Act ("ADA"), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act ("ADEA"), and the similar or analogous laws of any state or local or non-U.S. jurisdiction, excepting only:

                  (a) the rights of the Executive under (i) the Executive Severance Agreement and (ii) any stock option, restricted stock, performance share or other equity agreements to which he and the Company are parties;

                  (b) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

                  (c) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any

Company Released Party or (iii) as an insured under any director's and officer's liability insurance policy now or previously in force;

                  (d) claims for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group, other than for earned but unused vacation pay; and

                  (e) claims for the reimbursement of unreimbursed business expenses incurred prior to the termination date pursuant to applicable Company policy.

         2. No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

         3. Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney's fees and expenses.

         4. Specific Waiver. The Executive specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

         5. Voluntariness. The Executive acknowledges and agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of his own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that he believes is satisfactory and adequate. The Executive also acknowledges and agrees that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

         6. Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the

Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

         7. Acceptance and Revocability. The Executive acknowledges that he has been given a period of twenty-one (21) days within which to consider this Waiver and Release of Claims. The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company. This Waiver and Release of Claims shall not become effective or enforceable until seven (7) calendar days after the Executive signs it. The Executive may revoke his acceptance of this Waiver and Release of Claims at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.

         8. Effect of Unenforceability of Release. In the event that the Executive or his successors or assigns initiates an Action in respect of any portion of the Waiver and Release of Claims set forth herein that is held to be null and void or otherwise determined not to be enforceable by the Company for any reason (whether as part of such Action or otherwise), then, in addition to any other remedy available to the Company hereunder (including, without limitation, the right to cease the severance benefits set forth in Section III of the Executive Severance Agreement), the Executive shall promptly repay to the Company any portion of such severance benefits that has previously been paid or provided to him.

         9. Governing Law. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflicts of law principles thereof.







                                                                     Executive


581411v3